Exhibit 10.26

LOAN AGREEMENT

Borrower:	HOF VILLAGE HOTEL II, LLC c/o HOF Village LLC 1830 Clearview Ave NW Canton, OH 44708 Attn: Michael Crawford, CEO	Lender:	CITY OF CANTON, OHIO 218 Cleveland Avenue SW Canton, OH 44702

THIS LOAN AGREEMENT (“Agreement”), dated December 30, 2019, is made and executed between HOF VILLAGE HOTEL II, LLC, a Delaware limited liability company (“Borrower”), and CITY OF CANTON, OHIO, a municipality duly organized and validly existing under the Ohio Constitution and other applicable Ohio laws (“Lender”), on the following terms and conditions. Borrower understands and agrees that in granting, renewing, or extending any Loan, Lender is relying upon the representations, warranties, and agreements set forth in this Agreement, the Loan Documents (described below); and all shall be and remain subject to the terms and conditions of this Agreement. All capitalized terms used in this Agreement shall have the meaning provided below in the definition section of this Agreement, unless otherwise indicated in the body of this Agreement.

1) LOAN FACILITIES. This Agreement shall apply to a term loan in the original principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000.00) (the “Term Loan”) as evidenced by a Promissory Note (“Promissory Note”) executed on December 30, 2019.

2) TERM OF AGREEMENT. This Agreement shall be effective as of December 30, 2019 and shall continue in full force and effect until: i) such time as the Term Loan in favor of Lender has been paid in full, including principal, interest, costs, expenses, reasonable attorneys’ fees, and other fees and charges associated therewith, or ii) until such time as the parties may agree in writing to terminate this Agreement (the “Term of Agreement”).

3) TERM OF TERM LOAN. In the absence of an Event of Default, the Term Loan shall mature and shall be due and payable in full July 1, 2027, unless otherwise deferred as permitted hereunder. The Borrower shall have the right to defer quarterly scheduled principal payments for any given loan year beginning on July 1st, up to but not more than three times during the term of the Promissory Note, and by doing so Borrower will extend the Maturity Date thereof one year for each deferral. Borrower may only exercise its right to defer quarterly principal payments for a given loan year if the Borrower’s financial performance as calculated in the previous twelve (12) months of the given loan year fails to meet each of the following standards: (1) the Hotel must maintain an average occupancy level of seventy percent (70%) of available nights; (2) the Hotel must maintain an Average Daily Rate (“ADR”) of $118 per night; and (3) the Hotel must maintain a Debt Service Coverage Ratio (“DSCR”) of at least 1.25 to 1.00. For purposes of this Agreement, DSCR means the measurement of cash flow available to pay current obligations. DSCR states Net Operating Income as a multiplier of debt obligations due within one year, including interest and principal.

In order to defer any quarterly principal payments for one-year, Borrower shall provide Lender written notice of its election to defer principal payments supported by audited financial records prepared by an outside accounting firm acceptable to Lender and Borrower. Under no circumstances shall the quarterly interest payments required to be made by Borrower be deferred. Under no circumstances shall the Maturity Date for the payment of all outstanding principal and accrued interest be extended beyond July 1, 2030.

4) USE OF LOAN PROCEEDS. The proceeds of the Term Loan set forth in this Agreement shall be used solely for the funding of the improvement and renovation of the hotel located at 320 Market Avenue S., Canton, Ohio, currently known as the McKinley Grand Hotel (“Hotel”) by Borrower, in accordance with the plans dated November 27, 2019 (the “Plans”), a copy of which have previously been delivered to the Lender, and as such plans may hereafter be modified with Lender’s prior approval, which approval shall not be unreasonably withheld; provided, however, that Lender’s approval shall not be required for minor or de minimis changes to such plans.

5) INTEREST. The interest rate applicable to the Term Loan shall be one-half percent (.5%) per annum. Upon an Event of Default, the interest rate applicable to the outstanding principal balance under the Promissory Note shall equal five percent (5%) per annum.

6) REPAYMENT OBLIGATIONS. The payment of principal and interest shall be as set forth in the Promissory Note.

7) FEES. The Borrowers shall pay Lender all reasonable costs and expenses incurred by Lender in review, preparation and negotiation of the Loan Documents, including Lender’s outside counsel attorney fees payable at Closing.

8) DISBURSMENT OF LOAN PROCEEDS. Borrower and Lender agree that the proceeds of the Term Loan will be made available to Borrower based upon written applications for disbursements or Advances of loan proceeds (each being an “Application”) to be submitted by Borrower to cover renovations and/or improvements to the Hotel that have been completed by Borrower prior to submission of the Application to Lender. Such completed renovations and/or improvements to the Hotel will hereinafter be referred to as the “Work”. Each Application shall include: (i) an itemized statement of the Work, (ii) the amounts owed by Borrower for the Work, (iii) the amount of the requested Advance, (iv) a list of the contractors, subcontractors and materialmen (collectively “Contractors”) that completed the Work covered by the Application, (iv) the amounts due and owing to each Contractor for such Work, (v) after the first disbursement/Advance of loan proceeds hereunder, each Application shall include written verification of payment and a waiver of liens from each Contractor that was named in the prior Application submitted by Borrower hereunder, and (vi) such other documentation that Lender may reasonably require to confirm completion of the Work and payment of Contractors by Borrower. Lender shall distribute the loan proceeds as requested in each applicable Application once it has received a complete Application, including all required documentation, been provided reasonable access to the Hotel and the Work, and confirmed completion of the Work covered by the applicable Application in accordance with the Plans and the terms of this Loan Agreement. Lender will diligently act to complete its review of the Application and of the Work as soon as possible and shall approve or deny any Application received thereby no later than ten (10)business days after receipt of a complete Application from Borrower. Under no circumstances will Lender be required to make any disbursements/Advances of the loan proceeds unless it has received a complete Application and all documentation to be provided therewith, confirmed proper completion of the Work, confirmed payment of Contractors referenced on prior Applications, or prior to January 7, 2020. Borrower shall not submit more than three Applications hereunder during any thirty (30) day time period. In addition, to the foregoing, the parties agree that if Lender receives written notice that Borrower has failed to pay Contractors referenced in a prior Application, Lender may complete future Advances in the form of issuing joint checks payable to Borrower and the Contractors listed on each applicable Application.

9) CONDITIONS PRECEDENT TO TERM LOAN. Lender’s obligation to make the loan under this Agreement or to make disbursements of the Loan proceeds in the future shall be subject to, and contingent upon, the fulfillment to Lender’s reasonable satisfaction (unless a different standard is indicated below) of all of the conditions set forth in this Agreement, including, but not limited to the conditions set forth in Section 8 above and set forth below in this Section. .

(A) Loan Documents. Borrower shall have executed and/or provided to Lender the following documents for the Term Loan: (1) the Promissory Note; (2) this Agreement; (3) an Open-End Mortgage, Assignments of Leases and Rents and Security Agreement (“Mortgage”) granting Lender a mortgage on the property located at 320 Market Avenue S., Canton, Ohio; and (4) all other documents as Lender may reasonably require; all in form and substance satisfactory to Lender and Lender’s counsel.

(B) Intentionally Omitted.

(C) Borrower’s Authorization. Borrower shall have provided in form and substance satisfactory to Lender properly certified resolutions, duly authorizing the execution and delivery of this Agreement and the Loan Documents.

(D) Representations and Warranties. The representations and warranties set forth in this Agreement, in the Promissory Note, Mortgage and any document or certificate delivered to Lender under this Agreement or in connection with any Loan, are true, accurate and complete in all material respects as of the date of each Advance.

(E) Compliance with Affirmative and Negative Covenants. Borrower has complied in all material respects with all negative and affirmative covenants set forth in this Agreement, the Promissory Note and Mortgage, as determined by Lender in its reasonable discretion.

(F) Due Diligence. Lender shall have completed all of the due diligence investigations, reviews, and analysis required by Lender prior to the first Advance, prior to any subsequent Advance, and at any time during the Term of this Agreement and the term of the loan (whether or not Lender required such due diligence as a condition to closing), and such due diligence shall be satisfactory to Lender. The financial condition, operating status, and general business prospects of the Borrower shall be satisfactory to Lender.

(G) No Adverse Change. No material adverse change has occurred, or is threatened to occur, with respect to Borrower in connection with the businesses, operations, customer base, prospects, or any financial or other condition, which would have a material adverse effect on the Borrower, as determined by Lender in its reasonable discretion.

(H) No Event of Default. There shall not exist at the time of any Advance a condition which would constitute or lead to an Event of Default under this Agreement or under any Loan Document.

(I) Change in Law. No change has occurred in any applicable law, rule, regulation, or requirement restricting Lender’s ability to make an Advance or extend credit to Borrower in accordance with the terms set forth in the Loan Documents.

(J) Acquisition Loan. Borrower shall have obtained the proceeds of a Loan to acquire the Hotel in an amount not to exceed $1,900,000.00 from Home Federal Savings and Loan Association of Niles (“Acquisition Loan Lender”).

10) REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants to Lender, as of the date of this Agreement, as of the date of each Advance, as of the date of any renewal, extension, or modification of any loan and at all times any Indebtedness exists:

(A) Authority. Borrower has full power, authority and legal right to enter into this Agreement and the Loan Documents, and to perform all of its respective obligations hereunder and thereunder. This Agreement and the Loan Documents have been duly executed and delivered by Borrower, and this Agreement and the Loan Documents constitute the legal, valid and binding obligation of Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and the Loan Documents (a) are within Borrower’s powers, have been duly authorized by all necessary company action, are not in contravention of law or the terms of Borrower’s organizational documents or other applicable documents relating to Borrower’s formation or to the conduct of Borrower’s business or of any material agreement, other than prior agreements with Lender that are superseded hereby or undertaking to which it is a party or by which it is bound, (b) will not conflict with or violate in any material respect any law or regulation, or any judgment, order or decree of any governmental body, (c) will not require the consent of any governmental body or any other person, (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any lien upon any asset of such Borrower under the provisions of any agreement, charter document, instrument, organizational documents, or other instrument to which such Borrower is a party or by which it or its property is a party or by which it may be bound, other than prior agreements with Lender.

(B) Organization. Borrower is a limited liability company which is, and at all times shall be, duly organized, validly existing, and in good standing under and by virtue of the laws of the State of Delaware and any other state in which it is registered or authorized to do business. Borrower is duly authorized to transact business in all other states in which Borrower is doing business, having obtained all necessary filings, governmental licenses and approvals for each state in which Borrower is doing business. Borrower maintains its principal office at c/o IRF Realty Advisors, 4020 Kinross Lakes Parkway, Suite 200, Richfield, Ohio 44286. Unless Borrower and has designated otherwise in writing, the principal office is the office at which Borrower keeps its books and records including their records concerning the Collateral. Borrower will notify Lender prior to any change in the location of Borrower’s state of organization or any change Borrower’s name or address of its principal office.

(C) Assumed Business Names. Borrower has filed or recorded all documents or filings required by law relating to all assumed business names used by Borrower. Excluding the name of Borrower, the following is a complete list of all assumed business names under which Borrower does business: None.

(D) Financial Disclosures. Borrower’s financial statements supplied to Lender truly and completely disclose Borrower’s financial condition as of the statement and there has been no material adverse change in Borrower’s financial condition subsequent to the date of the most recent financial statements supplied to Lender. Borrower has no material contingent obligations except as disclosed in such financial statements or otherwise disclosed to Lender in writing.

(E) Taxes and Governmental Obligations. Borrower is not in violation of any applicable statute, law, rule, regulation or ordinance, court, governmental body or arbitration board or tribunal in any respect which could reasonably be expected to have a material adverse effect on a Borrower or its ability to perform as required in this Agreement, the Loan Documents, or in connection with any loan. Borrower has filed all federal, state, and local tax returns, together with all other reports which it is required by law to file. Borrower has paid all taxes, assessments, and other similar charges that are due and payable, except for any taxes, assessments, are charges which are being contested in good faith and for which adequate reserves have been provided for. Borrower has withheld all employee and similar taxes which it is required by law to withhold and has maintained adequate reserves for the payment of all taxes and similar charges. No tax liens have been filed with respect to Borrower, and to the knowledge of Borrower, no claims are being asserted with respect to any such taxes, assessments, or charges (and no basis exists for any such claims).

(F) Licenses and Permits. Borrower (a) is in compliance in all material respects with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business.

(G) No Default. Borrower is not in material default in the payment or performance of any of its obligations under any contract (including financing obligations) and no event has occurred under the provisions of any applicable contract which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

(H) No Litigation. Except as otherwise disclosed to Lender in writing prior to the execution hereof, Borrower is not involved in any pending or threatened litigation, arbitration, action or proceeding which may have a material adverse effect on its financial condition or its ability to perform as required under this Agreement and the Loan Documents. No event has occurred which to the best of Borrower’s knowledge could result in any violation of the representations and warranties set forth in this paragraph. Borrower has duly complied with, and its facilities, business, assets, property, leaseholds, real property and equipment, are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act; there have been no outstanding citations, notices or orders of non-compliance issued to Borrower or relating to Its business, assets, property, leaseholds or equipment under any such laws, rules or regulations. Borrower is not involved in any labor dispute; there are no strikes, walkouts or union organization of any of Borrower’s employees threatened or to Borrower’s knowledge in existence.

(I) Plan Contributions. Borrower does not maintain or contribute to any employee related benefit plan.

(J) Solvency. After giving effect to the within loan transactions, Borrower will be solvent, able to pay its debts as they mature, will have capital sufficient to carry on its business, and (i) as of the closing date, the fair present saleable value of their assets, calculated on a going concern basis, is in excess of the amount of their liabilities and (ii) subsequent to the closing date, the fair saleable value of their assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

(K) Compliance With Law. Borrower is in compliance and conformity, in all material respects, with all laws (including without limitation all applicable foreign, federal, state and local laws, including environmental laws, safety laws, pension laws and employment or labor laws), ordinances, rules, regulations and all other legal requirements. Borrower has not received any notice or order of any violation or claim of violation of any such law, ordinance, rule, regulation, or requirement from any governmental authority.

(L) Hazardous Waste Covenants and Indemnification.

(a) Borrower covenants and warrants that Borrower’s use of the property described in the Mortgage (“Premises”) shall at all times comply with and conform in all material respects to all laws, statutes, ordinances, rules, and regulations of any governmental, quasi-governmental or regulatory authority now or hereafter in effect (“Laws”) which relate to the transportation, storage, placement, handling, treatment, discharge, release, generation, production, or disposal (collectively “Treatment”) of any waste, waste products, petroleum or petroleum based products, radioactive materials, poly-chlorinated biphenyls, asbestos, hazardous materials or substances of any kind, pollutants, contaminants and any substance which is regulated by any law, statute, ordinance, rule or regulation (collectively “Waste”). Borrower further covenants that it shall not engage in or permit any Person to engage in any Treatment of any Waste on or that affects the Premises except for activities which comply with all Laws in all material respects. “Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, institution, trust, estate, government or other agency, or political subdivision thereof or any other entity.

(b) Except as specifically disclosed to Lender in writing, Borrower has no actual knowledge that the Premises is the subject of any Notice, as hereinafter defined, from any governmental authority or Person.

(c) Promptly upon receipt of any Notice from any Person, Borrower shall deliver to Lender a true, correct and complete copy of any written Notice or a true, correct and complete report of any non-written Notice. Additionally, Borrower shall notify Lender immediately after having knowledge or Notice of any Waste in or affecting the Premises. “Notice” shall mean any note, notice, information, or report of any of the following:

(i) any suit, proceeding, investigation, order, consent order, injunction, writ, award or action related to or affecting or indicating the Treatment of any Waste in or affecting the Premises;

(ii) any spill, contamination, discharge, leakage, release, threatened release, or escape of any Waste in or affecting the Premises, whether sudden or gradual, accidental or anticipated, or of any other nature (“Spill”);

(iii) any dispute relating to Borrower’s or any other Person’s Treatment of any Waste or any Spill in or affecting the Premises;

(iv) any claims by or against any insurer related to or arising out of any Waste or Spill in or affecting the Premises;

(v) any recommendations or requirements of any governmental or regulatory authority, insurer or board of underwriters relating to any Treatment of Waste or a Spill in or affecting the Premises;

(vi) any legal requirement or deficiency related to the Treatment of Waste or any Spill in or affecting the Premises; or

(vii) any tenant, licensee, concessionaire, manager, or other Person occupying or using the Premises or any part thereof which has engaged in or engages in the Treatment of any Waste in or affecting the Premises in violation of applicable Laws.

(d) In the event that (i) Borrower has caused, suffered, or permitted, directly or indirectly, any Spill in or affecting the Premises during the term of this Agreement, or (ii) any Spill of any Waste has occurred on the Premises during the term of this Agreement, then Borrower shall immediately take all of the following actions:

(i) notify Lender, as provided herein;

(ii) take all steps necessary or appropriate to clean up such Spill and any contamination related to the Spill, all in accordance with the requirements, rules, or regulations of any local, state or federal governmental or regulatory authority or agency having jurisdiction over the Spill;

(iii) restore the Premises, provided that such restoration shall be no less than, but need not be more than, what is otherwise required by applicable federal, state or local law or authorities;

(iv) allow any local, state, or federal governmental or regulatory authority or agency having jurisdiction thereof to monitor and inspect all cleanup and restoration related to such Spill; and

(e) Borrower hereby agrees that it shall indemnify, defend, save and hold harmless Lender and Lender’s officers, directors employees, agents, successors, assigns, and affiliates (collectively, “Indemnified Parties”) against and from, and to reimburse the Indemnified Parties with respect to, any and all damages, claims, liabilities, losses, costs, and expenses (including, without limitation, reasonable attorneys’, engineers’ and consultants’ fees and expenses, court costs, administrative costs, costs of appeals and all clean up, administrative, fines, penalties, and enforcement costs of applicable governmental agencies) that are incurred by or asserted against the Indemnified Parties by reason or arising out of: (i) the breach of any representation, warranty or undertaking of Borrower under this Section 9(L), or (ii) the Treatment of any Waste by Borrower or any tenant, licensee, concessionaire, manager, or other Person occupying or using the Premises, in or affecting the Premises, or (iii) any Spill governed by the terms of this Section.

(f) The obligations of Borrower under this Section shall survive any termination or satisfaction of this Loan Agreement.

(M) Full Disclosure. No representation or warranty made by Borrower in any Loan Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading. There is no fact which Borrower has not disclosed to Lender which has or will have a material adverse effect on the financial condition or assets of the Borrower.

(N) Completeness and Survival of Representations and Warranties. The representations, warranties, and all covenants contained in this Agreement shall be of a continuing nature and survive the closing of the transactions contemplated by the Loan Documents and termination of this Agreement. The representations and warranties shall be deemed to be reaffirmed and renewed each time Borrower makes a request for a loan or an Advance hereunder, except those that are only effective as of a specific date (but which shall be true as of such specific date). No warranty or representation made herein, and no statement contained in any document, instrument, schedule or exhibit otherwise delivered to Lender in connection with the loan transaction contains, or will contain, any untrue statement of any material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein, in the light of the circumstances in which they are made, not misleading.

(O) Insurance. Borrower shall keep all Improvements now existing or hereafter erected on the Premises insured against loss by fire and such other hazards, casualties, and contingencies and in such amounts as Lender may require from time to time with financially sound and reputable insurers, and Borrower will pay promptly when due any premiums on such insurance. All policies of insurance shall be delivered to and held by Lender and have loss-payable clauses in favor of and in form acceptable to Lender. Not less than fifteen (15) days before the expiration of any such policies, Borrower will deliver to Lender new or renewal policies in like amounts covering the same risks. The policies shall provide that no cancellation shall occur without thirty (30) days prior written notice to Lender. Should any loss occur to the insured property in an amount exceeding Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), Borrower will give prompt written notice to Lender and will not adjust nor settle such loss without the written consent of Lender, which may make proof of loss if not made promptly by Borrower. In such case, the insurance proceeds of such loss or any part thereof may be applied by Lender, at Lender’s option, either to the reduction of the unpaid balance of the Term Loan Obligations or to restoration or repair of the property damaged.

(P) Preservation and Maintenance of Premises. Borrower (a) shall not commit waste or permit impairment or deterioration of the Premises; (b) shall not abandon the Premises; (c) shall, unless Lender withholds insurance proceeds as security for or application to the unpaid balance of the Term Loan, restore or repair promptly and in a good and workmanlike manner all or any part of the Premises to the equivalent of its original condition, or such other condition as Lender may approve in writing, in the event of any damage, injury or loss thereto, whether or not insurance proceeds are available to cover in whole or in part the costs of such restoration or repair unless the improvements constituting the Premises are (i) totally destroyed, (ii) insurance has been maintained thereon as required by this Agreement, and (iii) Lender applies the proceeds of such insurance to payment of all or a portion of the unpaid balance of the Term Loan; (d) shall keep the Premises, including improvements, fixtures, equipment, machinery, and appliances, in good repair and shall replace improvements, fixtures, equipment, machinery, and appliances on the Premises owned by Borrower when necessary to keep such items in good repair; (e) shall comply in all material respects with all laws, ordinances, regulations, and requirements of any governmental body applicable to the Premises, including, without limitation, the Americans with Disabilities Act, as it may be amended from time to time; and (f) shall give notice in writing to Lender, appear in and defend any action or proceeding purporting to affect the Premises, the security of the Mortgage or the rights or powers of Lender, except for any such action or proceeding caused by the gross negligence or intentional misconduct of Lender. Unless required by applicable law or unless Lender has otherwise consented in writing, neither Borrower nor any tenant or other Person shall remove, demolish, or alter any improvement now existing or hereafter erected on the Premises or any fixture (other than trade fixtures), equipment, machinery, or appliance in or on the Premises owned by Borrower and used or intended to be used in connection with the Premises.

11) AFFIRMATIVE COVENANTS. Borrower covenants and agrees with Lender that, so long as this Agreement and any Loan Document remains in effect, Borrower will:

(A) Notices of Claims and Litigation. Promptly inform Lender in writing of (1) all material adverse changes in Borrower’s financial condition, (2) all existing and all threatened litigation, claims, investigations, administrative proceedings or similar actions affecting Borrower which could materially affect the financial condition of Borrower, (3) any fact or occurrence that makes any of the representations and warranties inaccurate or incomplete in any material respect and/or which causes, or could lead to, it being in default of the affirmative or negative covenants, or any other term or condition, set forth in this Agreement or in the Loan Documents, (4) the occurrence of a default with respect to any material indebtedness or obligation owed to another person, and (5) the failure to act on the part of Borrower when action is required, which results in the breach of any covenants imposed upon the Borrower by any of the Loan Documents, or which, with the giving of notice of passage of time would result in a breach of such covenants, including, specifically, without limitation, the failure of Borrower to maintain any of the covenants set forth in the Loan Documents.

(B) Financial Records. Permit Lender to examine and audit Borrower’s books and records upon request.

(C) Verification of Use of Loan Funds and Financial Statements. Until such time as Borrower has accounted for the use of all Advances and/or disbursements of loan proceeds hereunder, Borrower shall, on a calendar quarter basis, deliver to Lender written verification, satisfactory to Lender, that loan proceeds hereunder have only been used directly for completion of the improvements to the Hotel and solely for payment for soft and/or hard costs to unaffiliated third parties performing services, labor or materials in connection with completion of the improvements to the Hotel in accordance with Section 4 above. In addition to the above, Borrower shall furnish Lender with such financial statements and other related information at such frequencies and in such detail as set forth in this Agreement and/or as Lender may reasonably request.

(D) Taxes, Charges and Liens. Pay and discharge when due all of its indebtedness and obligations, including without limitation all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower or its properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of Borrower’s assets, properties, income, or profits. Provided however, Borrower will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as (1) the legality of the same shall be contested in good faith by appropriate proceedings, and (2) Borrower shall have established on Borrower’s books adequate reserves with respect to such contested assessment, tax, charge, levy, lien, or claim in accordance with GAAP.

(E) Performance. Perform and comply, in a timely manner, with all terms, conditions, and provisions set forth in this Agreement, in the Loan Documents, and in all other instruments and agreements between Borrower and Lender. Borrower shall notify Lender immediately in writing of any default in connection with any agreement with Lender.

(F) Compliance with Governmental Requirements. Comply in all material respects with all laws, ordinances, and regulations, now or hereafter in effect, of all governmental authorities applicable to the conduct of Borrower’s assets, properties, businesses and operations, including without limitation, ERISA, environmental laws and American’s with Disabilities Act. Borrower may contest in good faith any such law, ordinance, or regulation and withhold compliance during any proceeding, including appropriate appeals, so long as Borrower has notified Lender in writing prior to doing so and so long as, in Lender’s reasonable opinion, Lender’s interests are not jeopardized. Lender may require Borrower to post adequate security or a surety bond, reasonably satisfactory to Lender, to protect Lender’s interest.

(G) Existence As A Company. Borrower shall remain a limited liability company validly existing and in good standing under the laws of the State of Delaware, and shall remain, or shall become, as required, duly licensed or qualified to do business in Ohio and all states wherein the failure to be so licensed or qualified would have a material adverse effect upon Borrower.

(H) Payment of Fees; Costs and Expenses. Borrower shall reimburse Lender for any and all fees, costs, and expenses, including, without limitation, reasonable attorneys’ fees incurred or paid by Lender or any of its officers, employees, or agents in connection with: (a) the preparation, negotiation, procurement, review, administration, or enforcement of the Loan Documents or any instrument, agreement, document, policy, consent, waiver, subordination, release of lien, termination statement, satisfaction of mortgage, financing statement or other lien search, recording or filing related thereto (or any amendment, modification or extension to, or any replacement or substitution for, any of the foregoing), whether or not any particular portion of the transactions contemplated during such negotiations is ultimately consummated, and (b) the defense, preservation, and protection of Lender’s rights and remedies thereunder, including without limitation, whether incurred in bankruptcy, insolvency, foreclosure, or other litigation or proceedings or otherwise. The costs shall be due and payable upon demand by Lender. At the option of Lender, Lender may withhold the same from the loan proceeds to be delivered to Borrower. If Borrower fails to pay the costs upon such demand, Lender is entitled to disburse such sums as obligations. Thereafter, the costs shall bear interest from the date incurred or disbursed at the highest rate set forth in the Note(s). This provision shall survive the termination of this Agreement and/or the repayment of any amounts due or the performance of any obligation.

12) NEGATIVE COVENANTS. Borrower covenants and agrees with Lender that while this Agreement is in effect, and until all amounts due and payable to Lender under the Loan Documents have been satisfied in full, Borrower shall not without the prior written consent of Lender:

(A) Continuity of Operations. (1) Engage in any business activities substantially different than those in which Borrower is presently engaged, without prior notice to Lender and approval by Lender, which approval shall not be unreasonably withheld; (2) cease operations, liquidate, or, except for the Approved Merger, merge, transfer, acquire or consolidate with any other entity, change its name, dissolve or transfer or sell its assets out of the ordinary course of business, (3) subject to subsection (I) below, make any distributions to its members; (4) purchase, sell, transfer, or retire any of its outstanding units, issue additional units, or alter or amend its capital or equity structure, without prior written notice to Lender and approval by Lender, which Lender may withhold in its sole and absolute discretion; (5) except in connection with the Approved Merger, amend, modify, or waive any term or material provisions of its operating agreement, unless required by law without prior notice and approval of Lender, which approval shall not be unreasonably withheld, or (6) except in connection with the Approved Merger, create any new subsidiaries or parent corporations, without prior notice to Lender and approval by Lender, which approval shall not be unreasonably withheld, or (7) except in connection with the Approved Merger, which will not require Borrower to purchase or redeem any interests in Borrower or any third party, acquire, purchase, redeem, sell, transfer, or retire any units or interest in any of its subsidiaries or related entities.

(B) Change in Control. Except in connection with the Approved Merger, engage in any transaction resulting in a change in ownership or control. For purposes of this Agreement, a change in ownership and control shall mean a change in the ownership of units affecting 20% or more of the outstanding units in Borrower or any subsidiary thereof, or a change in ownership of any lesser number of units if such change effectively shifts control to another person or entity.

(C) Payments of Other Debt. Make any payments of interest or re-payment of outstanding principal on any debt, liability, or obligation, including, without limitation, any such debt, liability, or obligation to any of its members, or its subsidiaries, affiliates, or any related or affiliated party thereto.

(D) No Debt. Create, suffer to exist, or permit in any fashion, voluntarily or by operation of law, any debt obligation, including contingent obligations, or otherwise guarantee, endorse, or become surety for or upon any obligations of others, other than: i) debt to Lender as provided in this Agreement and the Loan Documents, ii) debt existing on the date of this Agreement and set forth on Exhibit “A”, (including any extensions, renewals, or refinancings thereof, but not to the extent of any increase in the amount of any debt or obligation thereunder), iii) trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness, but not to its members, subsidiaries, or any Affiliates thereto, v) debt which is approved by Lender in writing prior to the creation of the debt obligations (which approval may be withheld in Lender’s sole and absolute discretion) (“Permitted Debt”).

(E) No Payment. Make any payment outside the ordinary course of business, or make any pre-payment, repurchase, or redemption, in connection with any note or other debt or obligation, including, without limitation, the Permitted Debt.

(F) No Pledge. Pledge, encumber, transfer, or license of any interest in its assets, except as otherwise specifically herein permitted or in the ordinary course of its business, including without limitation a pledge, encumber, transfer, or license of its goodwill or intellectual property, which includes, but is not limited to, trademarks, copyrights, patents, designs, inventions, creations, formulas, and names.

(G) Licenses and Permits. Allow any license, permit or other right necessary to conduct its business in its ordinary course to lapse or be revoked, either voluntarily, for failure to perform or otherwise comply with the requirements and conditions of said license, permit or other right, or by operation of law.

(H) Agreements. Borrower will not enter into any agreement containing any provisions which would be violated or breached by the performance of the obligations under this Agreement, the Loan Documents, or in connection therewith or any other loans.

(I) No Distributions. Borrower will not make any distributions to its members, nor allow any of its subsidiaries to make any distributions to its members. Notwithstanding anything contained in this Agreement to the contrary, Borrower shall be permitted to make distributions to its member and allow its subsidiaries to make distributions to its members, provided that the Hotel has achieved a DSCR of 1.00 to 1.00 and that Borrower has provided Lender with notice five (5) days prior to said distribution. In the event that Borrower makes any distributions to its members or allows any of its subsidiaries to make any distributions to its members in accordance with this Section 11(I), Borrower’s right to defer scheduled principal payments set forth in Section 3 of this Agreement shall terminate and be considered void and of not further force and effect for the Term of Agreement as of the date of any such disbursement.

(J) No Change of Business, Business Name or Registration. Engage in any business activities other than the business presently conducted. Furthermore, Borrower shall not change its name or do business under any other name, or change its state of registration without providing Lender at least 30 days’ prior written notice. Furthermore, Borrower shall not amend or change its articles of organization or operating agreements, except in connection with the Approved Merger.

(K) Affiliate Transactions. Borrower shall not, from and after the date of the Loan Documents, enter into, or be a party to, any transaction with any Affiliate of Borrower, except in the ordinary course of, and pursuant to the reasonable requirements of, Borrower’s business and upon fair and reasonable terms which are fully disclosed to Lender and which are no less favorable to Borrower than Borrower would obtain in a comparable arms-length transaction with a person or entity not an Affiliate of Borrower.

13) CESSATION OF ADVANCES. If Lender has made any commitment to make any Loan to Borrower, whether under this Agreement or under any other agreement, Lender shall have no obligation to make Loan advances or to disburse Loan proceeds if Lender determines, in its reasonable discretion, that: (A) an Event of Default exists under the terms of this Agreement, the Loan Documents, or any other agreement that Borrower or any Affiliate of Borrower has with Lender, now or in the future; (B) Borrower becomes insolvent, files a petition in bankruptcy or similar proceedings, or is adjudged a bankrupt, (C) any of the conditions precedent set forth above in this Agreement are not satisfied, or (D) there occurs a material adverse change in Borrower’s financial condition.

14) DEFAULT. Each of the following shall constitute an Event of Default under this Agreement and the Loan Documents:

(A) Payment Default. Borrower fails to make any payment within ten (10) days of when due under this Agreement, under the Promissory Note, or the Loan Documents, when due in connection with the Term Loan.

(B) Non-Payment Defaults. Borrower fails to comply with, or to perform any other term, debt, obligation, covenant, condition, warranty or representation, contained in this Agreement, the Promissory Note, or the Mortgage, or the occurrence of any Event of Default set forth in this Agreement, the Promissory Note, or the Mortgage, other than for non-payment, and said default continues for a period of thirty (30) days or more after the date Borrower receives written notice from the Lender of such failure; provided, however, that if curing such Event of Default cannot reasonably be accomplished within said thirty (30) day period, then Borrower shall have an additional sixty (60) day period to cure such Event of Default and no Event of Default shall be deemed to exist hereunder so long as Borrower commences such cure within the initial thirty (30) days period and diligently and in good faith pursues such cure to completion within such resulting ninety (90) day period from the date of Lender’s notice.

(C) Default in Favor of Third Parties. Subject to any grace periods or rights to cure, Borrower defaults under any loan, debt, Indebtedness, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially adversely affect the assets or property taken as a whole, or any of Borrower’s assets or property taken as a whole, or their ability to repay the Indebtedness, or perform their obligations under the Loan Documents, as determined by Lender in its reasonable discretion.

(D) False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower, or on their behalf, under this Agreement, the Promissory Note, or the Loan Documents is false or misleading in any material respect, either now or at the time made or becomes false at any time thereafter.

(E) Insolvency. The dissolution or termination of Borrower’s existence, the cessation of Borrower’s business for any reason, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s, or its businesses or property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower, excepting, however, an involuntary bankruptcy proceeding, for which Borrower shall have sixty (60) days from the date of filing to discharge.

(F) Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower, or by any governmental agency against Borrower, or any assets of Borrower. This includes a garnishment of any of Borrower’s accounts. However, this Event of Default shall not apply if there is a good faith dispute as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond in an amount determined by Lender as being an adequate reserve or bond for the dispute.

(G) Change in Ownership. Any change in ownership of fifty percent (50%) or more of the equity ownership of Borrower, excluding however any transfers within the existing members of Borrower or in connection with the Approved Merger.

(H) Adverse Change. A material adverse change occurs in Borrower’s financial condition which leads Lender to reasonably believe that the prospect of a Borrower’s payment or performance is impaired.

(I) Default Under Other Agreements with Lender. A default by Borrower or any Affiliate or Subsidiary of Borrower under any other loan, contract or agreement between Lender and Borrower or any Affiliate or Subsidiary of Borrower.

(J) Transfer of Interest. Any transfer, sale, exchange, assignment, conveyance, lease, encumbrance or hypothecation of Borrower’s interest in the real property described in the Mortgage, except as otherwise permitted herein, in connection with the Approved Merger.

(K) Failure to Obtain Construction Financing. The failure of Borrower to close on a construction loan or loans within ninety (90) days of the date of this Agreement in an amount or amounts that are reasonably adequate to complete all renovations and improvements to the Hotel in accordance with the Plans on or before October 31, 2020; provided, however, if Borrower cannot reasonably close on such construction loan and/or loans within said ninety (90) day period, then Borrower shall have an additional thirty (30) day period to close on such construction loan(s).

15) EFFECT OF AN EVENT OF DEFAULT. At any time after the occurrence and continuation of an Event of Default beyond any applicable grace or cure period, except where otherwise provided in this Agreement or the Loan Documents, all commitments and obligations of Lender under this Agreement immediately will terminate (including any obligation to make further Loan Advances or disbursements), and, at Lender’s option, all Indebtedness immediately will become due and payable, all without notice of any kind to Borrower, except that in the case of an Event of Default of the type described in the “Insolvency” subsection above, such acceleration shall be automatic and not optional. In addition, Lender shall have all the rights and remedies provided in this Agreement and the Loan Documents or available at law, in equity, or otherwise. Except as may be prohibited by applicable law, all of Lender’s rights and remedies shall be cumulative and may be exercised singularly or concurrently. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Borrower shall not affect Lender’s right to declare a default and to exercise its rights and remedies.

In the event of such a default hereunder, Borrower hereby further authorizes any attorney at law to appear in any court of record, state or federal, in any county of Ohio where Borrower maintains its principal place of business or in the county where this Agreement was signed, at any time or times after default in the payment of any sums due by Buyer hereunder or under the Loan Documents or other default under Borrower’s obligations under any of the Loan Documents, whether by lapse of time or by acceleration or otherwise, and waive the issuance and service of process and confess judgment against Borrower in favor of Lender for the amount then appearing due under the Promissory Note, together with the costs of suit, and thereupon to release all errors and waive all rights of appeal and stay of execution. The foregoing warrant of attorney shall survive any judgments, and should any judgment be vacated for any reason the holder hereof shall be restored to the same rights, and Borrower subjected to the same obligations as existed hereunder prior to the rendition of such vacated judgment.

16) INTERNALLY PREPARED ANNUAL FINANCIAL STATEMENTS. As soon as available, but in no event later than One Hundred twenty (120) days after the end of each fiscal year, Borrower shall furnish Lender with internally prepared financial statements for Borrower.

17) TAX RETURNS. Within thirty (30) days after filing, Borrower shall obtain and furnish to Lender the annual federal, state, and local income tax returns filed by Borrower, together with all schedules and attachments thereto.

18) INDEMNIFICATION. Notwithstanding anything to the contrary contained herein or in any Loan Document, to the fullest extent permitted by law, Borrower hereby agrees to protect, indemnify, defend and save harmless, Lender and its officers, Affiliates, agents and employees from and against any and all liability, expense or damage of any kind or nature and from any suits, claims or demands, including legal fees and expenses relating to the breach of any covenant, representation, or warranty by Borrower, or on account of any matter or thing or action or failure to act by Lender or Borrower, whether or not in litigation, arising out of this Agreement or any Loan Document, or any Event of Default, or any default or event which, with the lapse of time, would constitute an Event of Default, provided, however, that Borrower shall not be required to indemnify Lender to the extent such suit, claim or damage is caused solely by willful malfeasance of Lender, its officers, agents and authorized employees. This indemnity is not intended to excuse Borrower from performing hereunder. All obligations on the part of Borrower shall survive the closing of the transaction contemplated by any Loan Document, the repayment of any obligation and any cancellation of any Loan Document.

19) OTHER INFORMATION. Borrower shall promptly furnish to Lender such other information, reports, certificates, and substantiating documentation as Lender may reasonably request to reflect Borrower’s financial condition and business performance.

20) PRIOR AGREEMENTS. This Agreement shall supersede any prior loan agreement between Borrower and Lender regarding the Term Loan.

21) INTERPRETATION OF LOAN DOCUMENTS. The provisions set forth in this Agreement and the Loan Documents shall be cumulative. In the event of a discrepancy between the provisions set forth in this Agreement and the provisions set forth in the Loan Documents, the provisions which are most restrictive or impose the greatest obligation on Borrower shall apply.

22) NOTICES. Any notices under or pursuant to this Agreement shall be deemed duly sent when delivered in hand or when mailed by registered or certified mail, return receipt requested, addressed as follows:

To Borrower:	HOF VILLAGE HOTEL II, LLC

c/o HOF Village LLC
1830 Clearview Ave NW
Canton, OH 44708
Attn: Michael Crawford, CEO

To Lender:	CITY OF CANTON, OHIO

218 Cleveland Avenue SW
Canton, OH 44702
Attn: Law Director

23) ASSIGNMENT. Borrower agrees not to assign any of Borrower’s rights, remedies or obligations described in this Agreement, the Promissory Note or Mortgage without the prior written consent of Lender, which consent may be withheld in Lender’s sole discretion. This Agreement is assignable by Lender, and any transfer or assignment of this Agreement, Promissory Note, or the Loan Documents, or portions thereof by Lender, shall operate to vest in any such assignee all rights and powers herein conferred upon and granted to Lender.

24) DEFINITIONS. The following capitalized words and terms shall have the following meanings when used in this Agreement. Unless specifically stated to the contrary, all references to dollar amounts shall mean amounts in lawful money of the United State of America. Words and terms used in the singular shall include the plural, and the plural shall include the singular, as the context may require. Words and terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code. Accounting words and terms not otherwise defined in this Agreement shall have the meanings assigned to them in accordance with generally accepted accounting principles (“GAAP”) as in effect on the date of this Agreement:

(A) Acquisition Loan Lender. The words “Acquisition Loan Lender” means the Home Federal Savings and Loan Association of Niles.

(B) Advance. The word “Advance” means a disbursement of Loan funds made, or to be made, to Borrower, or on Borrower’s behalf, on the Term Loan.

(C) Affiliate. The word “Affiliate” shall mean as to any Person, any other Person (excluding any Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (i) to vote twenty percent (20%) or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by control or otherwise.

(D) Agreement. The word “Agreement” means this Loan Agreement, as this Loan Agreement may be amended or modified from time to time, together with all exhibits and schedules attached to this Loan Agreement from time to time.

(E) Approved Merger. The words “Approved Merger” means that certain merger and related corporate restructuring between Gordon Pointe Acquisition Corp, HOF Village, LLC, other related parties and their affiliates, currently being contemplated and hereby consented to by Lender.

(F) Borrower. The word “Borrower” means HOF VILLAGE HOTEL II, LLC.

(G) Event of Default. The words “Event of Default” mean any of the events of default set forth in this Agreement, the Promissory Note and the Mortgage.

(H) Indebtedness. The word “Indebtedness” means the indebtedness evidenced by the Promissory Note, this Agreement, the Mortgage, and any other amounts, including costs and expenses, which Borrower owes to Lender, now or at any time in the future, including without limitation all principal, interest, costs and expenses and other obligations set forth in the Note, this Agreement, or the Mortgage.

(I) Lender. The word “Lender” means CITY OF CANTON, OHIO.

(J) Loan. The words “Loan” or “Loans” means the following, whether now existing or hereafter created, entered into or otherwise existing: i) Term Loan, as described above in this Agreement, ii) any and all other loans, letters of credit, guaranties, and/or financial accommodations from Lender to Borrower.

(K) Loan Documents. The words “Loan Documents” means, collectively and Individually, the following: (1) this Agreement; (2) the Promissory Note; (3) the Mortgage; (4) any exhibit or schedule attached to this Agreement or to any of the Loan Documents and any document or report required to be provided by Borrower from time to time in connection with the Loans; and (5) any other documents as Lender may reasonably require; all in form and substance satisfactory to Lender and Lender’s counsel.

(L) Mortgage. The word “Mortgage” shall mean the Open-End Mortgage, Assignment of Rents, Security Agreement and Fixture Filing executed by Borrower and delivered to Lender to secure the Promissory Note.

(M) Note or Notes. The words “Note” or “Notes” mean the Promissory Note, together with all renewals of, extensions of, modifications of, refinancings of, replacements of, consolidations of, and substitutions for such Notes.

(N) Promissory Note. The words “Promissory Note” mean collectively or individually: the Promissory Note executed, or to be executed, by Borrower to reflect the indebtedness in connection with the Term Loan, in the original principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000.00), dated of even date herewith together with all renewals of, extensions of, modifications of, refinancings of, replacements of, consolidations of, and substitutions for such Note.

(O) Subsidiary. The word “Subsidiary” means a corporation, limited liability company, or other entity of whose shares of stock, units, or other ownership interests having ordinary voting power (other than stock or other ownership interest having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, are owned, directly or indirectly, by Borrower.

[Signatures on the following page]

BORROWER ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS LOAN AGREEMENT AND BORROWER AGREES TO ITS TERMS. THIS LOAN AGREEMENT IS ENTERED INTO AND DATED AS OF DECEMBER _____, 2019.

PRIOR TO SIGNING THIS AGREEMENT, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS AGREEMENT.

WARNING - BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

BORROWER:		LENDER:

By:	HOF Village Hotel II, LLC,	CITY OF CANTON, OHIO
	a Delaware limited liability company	By:	/s/
By:	HOF Village Hotel II, LLC,	Print Name:	Thomas M. Bernabei
	a Delaware limited liability company	Its:	Mayor
Its: Sole Member

By:	/s/
Print Name: Michael Crawford
Chief Executive Officer of HOF Village, LLC

Exhibit A

1.	Promissory Note in the amount of $1,900,000.00 dated October 22, 2019 executed by HOF Village Hotel II, LLC in favor for Home Federal Savings and Loan Association of Niles.

2.	Promissory Note in the amount of $3,000,000.00 dated December 30, 2019 executed buy HOF Village Hotel II, LLC in favor of Newmarket Project, Inc.

3.	A construction loan to be executed to HOF Village Hotel II, LLC in favor of a lender in an amount to complete the improvements and renovations to the Hotel.

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